CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 Amendment #1 of our report dated February 7, 2019 with respect to the audited balance sheet of Proficient Alpha Acquisition Corp. (the Company) as of September 30, 2018 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from July 27, 2018 (Inception) through September 30, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

www.malonebailey.com

Houston, Texas

April 29, 2019